EXHIBIT 99.1

The Isabella Bank Corporation
Stockholder Dividend Reinvestment and
Employee Stock Purchase Plan

ISABELLA BANK CORPORATION
STOCKHOLDER DIVIDEND REINVESTMENT AND
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.—PURPOSE
Effective February 19, 1991, Isabella Bank Corporation (f/k/a IBT Bancorp, Inc.) adopted the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan to provide a simple, systematic and convenient method of acquiring shares of Common Stock of the Company, without payment of any brokerage commission, service charge or other expenses. Participants also avoid the necessity of safe keeping their certificates, for shares of Common Stock credited to their Plan Accounts. The Company has amended and adopted the amended Plan effective as of January 25, 2012, and again as of January 24, 2017.
The shares of Common Stock acquired under the Plan will be purchased from the Company. The net proceeds received therefrom will be added to the working capital of the Company and will be used for general corporate purposes.
ARTICLE II.—DEFINITIONS AND CONSTRUCTION
2.1 Definitions: The following words and phrases shall, when used herein, have the following respective meanings unless the context clearly indicates otherwise:
(a) Account Name: The name of the Participant’s account under the Plan, which shall be:
(1) the same as the name(s) in which certificates of the Participant were registered at the time he or she entered the Plan, if participation is based on Section 2.1(m); or,
(2) the Participant’s name, if participation is based on Section 2.1(f).
(b) Authorization Form: The applicable enrollment form used by an Employee or Stockholder to enroll in the Plan.
(c) Common Stock: The no par value common stock of the Company.
(d) Company: Isabella Bank Corporation, a registered financial services holding company organized and existing under the laws of the State of Michigan, or its successor(s).
(e) Effective Date: January 24, 2017, the date on which the provisions of this amended Plan became effective.
(f) Employee: Any person who, on or after the Effective Date, is receiving remuneration for personal services rendered to an Employer. Employee shall also include any person who is an outside director on the board of directors of any Employer.
(g) Employer: The Company and its successor or successors. Employer also includes all members of a controlled group of corporations (as defined in Sections 414(b) and 415(h) of the Internal Revenue Code of 1986) of which the Company is a part.
(h) Investment Date: As used in Article III, the dividend payment date, and as used in Article V, as defined therein.
(i) Participant: Any Stockholder or Employee who elects to participate in the Plan.
(j) Plan: The Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.
(k) Plan Account: The account maintained for a participant to record the crediting of cash dividends, compensation deductions, optional cash investments, shares of Common Stock, and adjustments relating thereto.
(l) Plan Administrator: The Company and its agents chosen by the Company to administer the Plan.
(m) Record Date: Date set by the Board of Directors to determine shares eligible for payment of the dividend.

(n) Stockholder: Any registered holder of the Company’s Common Stock. Beneficial owners of Common Stock whose shares are registered in street or nominee names are not considered Stockholders for purposes of the Plan unless they become registered holders by having such shares reissued in their names; provided, however, beneficial owners whose shares are registered in the name of “IBT & Co.” or such other nominee name as determined by the Plan Administrator shall be considered Stockholders for purposes of the Plan.
(o) Stock Purchase Form: The form used by a Participant to purchase shares of Common Stock pursuant to the optional cash investment feature of the Plan.
ARTICLE III.—PARTICIPATION BY DIVIDEND REINVESTMENT
3.1 Enrollment: A Stockholder who was participating in the Plan as of the Effective Date shall continue to participate in the Plan. Any other Stockholder may enroll in the Plan’s Dividend Reinvestment feature at any time after the Effective Date by completing an Authorization Form and returning it to the Plan Administrator. Authorization Forms may be obtained by contacting the Plan Administrator at the Company’s address.
3.2 Commencement: Reinvestment of dividends in Common Stock shall commence with the next dividend payment after receipt of the Authorization Form by the Plan Administrator, provided it is received by the Plan Administrator on or before the record date for that dividend; otherwise, reinvestment of dividends shall be delayed until the next dividend payment.
3.3 Investment Options: The Authorization Form shall provide for the purchase of additional shares of Common Stock through the following investment options:
(a) Full Dividend Reinvestment. Full dividend reinvestment directs the Company to pay to the Plan Administrator all of the Participant’s cash dividends on all of the shares of Common Stock then or subsequently registered in the Participant’s name; or
(b) Partial Dividend Reinvestment. Partial dividend reinvestment directs the Company to pay to the Plan Administrator the Participant’s cash dividends on that number of shares of Common Stock designated in the appropriate space of the Authorization Form and permits the Participant to continue to receive cash dividends on the balance of the shares of Common Stock registered in the Participant’s name.
In the event a Participant elects Partial Dividend Reinvestment, the Company is authorized to issue to the Participant separate stock certificates, one representing shares designated for participation under the Plan and another representing shares excluded from the Plan.
A Participant may select only one of the above options. In all cases, cash dividends on shares of Common Stock credited to a Participant’s Plan Account shall be reinvested in accordance with the Plan.
3.4 Dividend Reinvestment: On each Investment Date a Participant’s full or partial cash dividend shall be remitted by the Company to the Plan Administrator. The Plan Administrator shall reinvest that dividend, as well as the full cash dividend on shares of Common Stock credited to the Participant’s Plan Account, in shares of Common Stock purchased directly from the Company, and shall credit whole and fractional shares to the Participant’s Plan Account (computed to five decimal places). A fractional share of Common Stock shall earn a proportionate share of future dividends. Such purchases shall be made by the Plan Administrator promptly (no later than within 30 days of the receipt), except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state laws.
3.5 Amendment of Investment Option. A Participant may amend his or her investment option at any time by submitting a new Authorization Form to the Plan Administrator at the Company’s address or signing an account file maintenance form within the Plan Administrator. Any amendment to a Participant’s investment option shall be effective as of the record date coinciding with, or next following, the date the new Authorization Form is received by the Plan Administrator.
3.6 Withdrawal of Dividend Reinvestment Enrollment. A Participant may withdraw from the Plan’s Dividend Reinvestment feature at any time by giving written notice to the Plan Administrator at the Company’s address. If the request to withdraw is received by the Plan Administrator on or after the record date for a dividend payment, any dividend paid on the Investment Date shall be invested for the Participant’s Plan Account. The request shall be processed as promptly as possible by the Plan Administrator following such Investment Date.
As soon as practicable following withdrawal, the Plan Administrator shall register the whole shares of Common Stock in the Participant's name and a cash payment shall be made for any fraction of a share. Upon request by the Participant, the Plan Administrator will send the Participant, at no charge, a certificate for the whole shares of Common Stock. Also, if the Participant so requests, the Plan Administrator will sell such whole shares of Common Stock, subject to limitations set forth by the Board of Directors, and will remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.
3.7 Disposition of all Shares: If a Participant disposes of all shares of Common Stock registered in the Participant’s name, the Plan Administrator shall continue to reinvest the dividends on the shares credited to the Participant’s Plan Account until otherwise notified.
3.8 Accrued Shares: A Participant in the Plan’s Dividend Reinvestment feature may deposit certificates for Common Stock now or hereafter registered in the Participant’s name for credit in his or her Plan Account as accrued shares under the Plan. Such certificates shall be transferred to the Plan Administrator or its agent as agent for the Participant. This service shall be provided at no charge to the Participant.
ARTICLE IV.—PARTICIPATION BY COMPENSATION DEDUCTION
4.1 Enrollment: An Employee who was participating in the Plan as of the Effective Date shall continue to participate in the Plan. Any other Employee may enroll in the Plan’s compensation deduction feature at any time after the Effective Date by completing an Authorization Form and returning it to the Plan Administrator. Authorization Forms may be obtained by contacting the Plan Administrator.
4.2 Commencement of Deductions: The deduction of amounts from the Participant’s compensation (for purposes hereof “compensation” shall also include board director fees) shall commence with the Participant’s next regular compensation check following receipt by the Plan Administrator of the completed Authorization Form.
4.3 Investment Options: The Authorization Form shall provide for the deduction from the Participant’s compensation on a bi-weekly basis (or such other basis determined by the Company’s Board of Directors) of not less than five dollars ($5) and within any maximum amount set by the Company’s Board of Directors from time to time.
4.4 Purchase of Common Stock: Amounts deducted from a Participant’s compensation shall be remitted by the Employer to the Plan Administrator who shall invest said amounts in shares of Common Stock purchased directly from the Company. Such purchases shall be made no later than the first business day of the month following the month in which said amounts were deducted, except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state laws.
4.5 Amendment of Compensation Deduction: A Participant may amend his or her compensation deduction election at any time by contacting the Employer who will then contact the Plan Administrator. Any amendment to a Participant’s compensation deduction election shall be effective as of the Participant’s next regular compensation check.
4.6 Withdrawal of Compensation Deduction Enrollment: A Participant may withdraw from the Plan’s compensation deduction feature at any time by contacting the Employer who will then contact the Plan Administrator. Any request to withdraw shall be effective as of the Participant’s next regular compensation if the notice to withdraw is received by the Employer not less than 96 hours before compensation is directly deposited into the employee's account.
As soon as practicable following withdrawal, the Plan Administrator shall register the whole shares of Common Stock in the Participant's name and a cash payment shall be made for any fraction of a share. Upon request by the Participant, the Plan Administrator will send the Participant, at no charge, a certificate for the whole shares of Common Stock. Also, if the Participant so requests, the Plan Administrator will sell such whole shares of Common Stock, subject to limitations set forth by the Board of Directors, and will remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.
4.7 Automatic Dividend Reinvestment: All shares purchased for the Participant pursuant to the Plan’s compensation deduction feature shall be credited to the Participant’s Plan Account and will automatically participate in, and be governed by, the terms and conditions of the Plan’s Dividend Reinvestment feature (as set forth in Article III above).
ARTICLE V.—PARTICIPATION BY OPTIONAL CASH INVESTMENT
5.1 Enrollment: Any Stockholder may enroll in the Plan’s optional cash investment feature at any time after the Effective Date by completing an Authorization Form or a Stock Purchase Form and returning it to the Plan Administrator. Authorization Forms and Stock Purchase Forms may be obtained by contacting the Plan Administrator at the Company’s address. Optional cash investments may be made at regular (monthly) or irregular intervals and the amount of each optional investment may vary, subject to the minimum investment amounts (as set forth in item 5.3 below).

5.2 Investment Date: Regular monthly cash investments will be applied by the Plan Administrator to the purchase of shares of Common Stock, if timely received, on the first business day following the fifteenth (15th) day of each month or, if such day is not a business day for the Company, the first business day for the Company immediately following that date (the “Investment Date”). A regular monthly cash investment is timely received if it is received by the Plan Administrator, with a properly completed Authorization Form, by the fifth (5th) day of the calendar month. Recurring monthly cash investments that are received by the Plan Administrator subsequent to that date will be applied on the next Investment Date.
Irregular cash investments require a Stock Purchase Form and will be applied by the Plan Administrator to the purchase of shares of Common Stock based on the time received.
5.3 Investment Options: The Authorization Form or Stock Purchase Form shall provide for the purchase of additional shares of Common Stock through the following investment options:
(a) Check, Money Order, or Other Authorization. A Participant may make an optional irregular cash investment by enclosing a check, money order, or authorization to debit an account held at Isabella Bank for the amount of the investment with a Stock Purchase Form and returning it to the Plan Administrator. The check or money order must be made payable to the Company and drawn on a United States bank account.
(b) Automatic Bank Withdrawal. A Participant may make regular monthly optional cash investment(s) by completing the section of the Authorization Form titled “Automatic Bank Withdrawal” with accurate account and routing information for the Participant’s United States bank account, including an account with Isabella Bank. Recurring monthly automatic bank withdrawal must be the same amount each month. An investment by automatic bank withdrawal must be for not less than twenty-five dollars ($25) per withdrawal.
5.4 Purchase of Common Stock: The Plan Administrator will invest amounts invested pursuant to this Article V by purchasing shares of Common Stock directly from the Company. Such purchases shall be made no later than the appropriate Investment Date, except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state laws.
5.5 Amendment of Investment Options: A Participant may amend his or her investment options, or make a new investment election pursuant to this Article V, at any time, by submitting a new Authorization Form to the Plan Administrator at the Company’s address. Any amendment to a Participant’s investment options shall be effective as of the next Investment Date if received by the fifth (5th) day of the calendar month.
5.6 Withdrawal of Enrollment: A Participant may withdraw from the Plan’s recurring monthly cash investment option at any time by giving written notice to the Plan Administrator at the Company’s address. If the request to withdraw is received by the Plan Administrator by the fifth (5th) day of the calendar month, no monthly automatic bank withdrawal will be processed on the next Investment Date. If the request is not so received, the Plan Administrator will process such next monthly automatic bank withdrawal, and the withdrawal request will be processed as promptly as possible thereafter.
As soon as practicable following withdrawal, the Plan Administrator shall register the whole shares of Common Stock in the Participant's name and a cash payment shall be made for any fraction of a share. Upon request by the Participant, the Plan Administrator will send the Participant, at no charge, a certificate for the whole shares of Common Stock. Also, if the Participant so requests, the Plan Administrator will sell such whole shares of Common Stock, subject to limitations set forth by the Board of Directors, and will remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.
5.7 Automatic Dividend Reinvestment: All shares purchased for the Participant pursuant to the Plan’s optional cash investment feature shall be credited to the Participant’s Plan Account and will automatically participate in, and be governed by, the terms and conditions, of the Plan’s Dividend Reinvestment feature (as set forth in Article III above).
ARTICLE VI.—PLAN OPERATION
6.1 Per-Share Price of Common Stock: The per-share price of shares of Common Stock purchased from the Company under the Plan shall be determined as follows:
(a) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market, the closing or last price most recently reported with respect to the Common Stock, as of the relevant Investment Date, on the Composite Tape or other comparable reporting system; or
(b) if the Common Stock is neither listed on a national securities exchange nor traded on the over-the-counter market, such value as the Board of Directors, in good faith, shall determine as of the relevant investment date, but in no event shall such value be in excess of current market prices. In making the determination, the Board of Directors will consider the financial condition of the Company and its recent operating results, values of publicly traded securities of other financial institutions giving effect to the relative book values and earnings of such institutions and the lack of liquidity of the Common Stock, and such other factors as the Board of Directors in its sole and absolute discretion deems relevant.
6.2 Price of any Fraction of a Share: Whenever, pursuant to the terms of the Plan, a Participant is to receive cash for a fraction of a share of Common Stock, said cash payment shall be a proportionate fraction of the per-share price of a share of Common Stock that would be determined pursuant to Section 6.1 if the share of Common Stock were, instead, being purchased from the Company under the Plan.
6.3 Commingling of Monies: In making purchases for Participant’s Plan Accounts, the Plan Administrator may commingle the Participant’s dividends and compensation deductions with those of others participating in the Plan. It is understood that any monies held under the Plan will not bear interest.
6.4 Issuance of Stock Certificates:
(a) Registration of Certificates. Certificates for shares of Common Stock purchased for a Participant shall be registered in the name of the Plan Administrator or its agent and, except as provided in (b) below, shall not be issued in the Participant’s name while the Participant is enrolled in the Plan.
(b) Reissuance in Participant’s Name. A Participant may elect to receive a distribution of whole shares of Common Stock under the Plan only if he or she withdraws from Plan participation. Certificates for fractional shares of Common Stock shall not be issued under any circumstances.
6.5 Costs to Participants: The Participant shall incur no costs for purchases of Common Stock by the Plan Administrator other than the purchase price. However, if at the time of termination of Plan participation a Participant directs the Plan Administrator to sell shares of Common Stock credited to the Participant’s Plan Account, the Participant shall pay any related brokerage commission and applicable stock transfer tax. Service charges, such as administration fees if the Plan should be administered by someone other than the Company, are the responsibility of the Company.
6.6 Reports to Participants:
(a) Purchase Reports. On a quarterly basis, each Participant shall receive a statement of his or her account showing the amount invested for the quarter, the purchase price and the number of shares purchased in each transaction, the total shares accumulated, and other relevant information for the year to date.
(b) Other Reports. Each Participant shall receive copies of the same communications sent to all other holders of shares of Common Stock, including the Company’s quarterly reports and annual report to shareholders, a notice of the annual meeting and proxy statement and (if necessary) Internal Revenue Service information (on Form 1099) for reporting dividend income received.
(c) Address. All notices, statements, and reports from the Plan Administrator to a Participant shall be addressed to the Participant at his or her last address of record with the Plan Administrator. The Participant agrees to notify the Plan Administrator promptly in writing of any change of address.
6.7 Termination of Participant’s Plan Account: The Company may terminate a Participant’s Plan Account at any time in its discretion by giving written notice to the Participant.
As soon as practicable following termination, the Plan Administrator shall register the whole shares of Common Stock in the Participant's name and a cash payment shall be made for any fraction of a share. Upon request by the Participant, the Plan Administrator will send the Participant, at no charge, a certificate for the whole shares of Common Stock. Also, if the Participant so requests, the Plan Administrator will sell such whole shares of Common Stock, subject to limitations set forth by the Board of Directors, and will remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.
6.8 Termination of the Plan: In the event the Company should terminate the Plan, as soon as practicable following termination, the Plan Administrator shall the whole shares of Common Stock in the Participant’s name and a cash payment shall be made for any fraction of a share.
As soon as practicable following termination, the Plan Administrator shall register the whole shares of Common Stock in the Participant's name and a cash payment shall be made for any fraction of a share. Upon request by the Participant, the Plan

Administrator will send the Participant, at no charge, a certificate for the whole shares of Common Stock. Also, if the Participant so requests, the Plan Administrator will sell such whole shares of Common Stock, subject to limitations set forth by the Board of Directors, and will remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.
ARTICLE VII.—ADMINISTRATION
7.1 Appointment of Plan Administrator: The Plan shall be administered by the Plan Administrator which shall be the Company and its agents, chosen by the Company to administer the Plan.
7.2 Duties of Plan Administrator: The Plan Administrator shall administer the Plan, keep records, send statements of account activity and other required reports to Participants, and perform any other duties related to the Plan. Shares of Common Stock purchased under the Plan and held by the Plan Administrator shall be registered in its name or the name of its agent designated for that purpose, as agent for each Participant in the Plan.
7.3 Resignation of Plan Administrator: Should the Plan Administrator cease to act as agent for the Participants, the Company shall make other arrangements as it deems appropriate for the administration of the Plan.
7.4 Liability of the Company and the Plan Administrator: Neither the Company, the Plan Administrator, nor any agent employed by the Plan Administrator shall be liable in administering the Plan or any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability:
(a) arising out of failure to terminate the Participant’s Plan Account upon such Participant’s death prior to receipt of notice in writing of such death;
(b) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant’s Plan Account or the time when such purchases or sales are made (provided, however that nothing herein shall be deemed to constitute a waiver of any rights that a Participant might have under the Securities Exchange Act of 1934 or applicable federal and state securities laws); and
(c) for any fluctuations in the market price after purchase or sale of shares of Common Stock.
ARTICLE VIII.—MISCELLANEOUS
8.1 Non-Guarantee of Profit: Nothing contained herein shall be construed as an assurance by the Company of a profit to the Participant or protection against loss on shares of the Common Stock purchased under the Plan.
8.2 Other Services: The Plan Administrator may charge the Participant for services performed at the request of a Participant and not provided for herein.
8.3 Pledging of Common Stock: Shares of Common Stock credited to the Participant’s Plan Account under the Plan may not be pledged. A Participant who wishes to pledge such shares will be issued a certificate to be given to the creditor.
8.4 Voting of Shares: For each meeting of shareholders, a Participant shall receive proxy material that will enable the Participant to vote both the shares of Common Stock registered in the Participant’s name directly and shares of Common Stock credited to the Participant’s Plan Account.
8.5 Income Tax: It is understood by the Participant that the reinvestment of dividends and/or the reduction in a Participant’s compensation does not relieve the Participant of any income tax and applicable payroll taxes which may be payable. The Company shall not withhold taxes from dividends, unless the Internal Revenue Service directs the Company to withhold a specific percentage of any dividend payment to specified Participants who under-report dividend income. In such a situation, the amount withheld shall not be reinvested under the Plan.
8.6 Stock Dividends and Related Matters: Stock dividends in the form of Common Stock or stock splits distributed by the Company on shares of Common Stock held by the Plan Administrator for a Participant shall be credited to the Participant’s Plan Account. Certificates for such stock dividends and stock splits distributed on shares of Common Stock registered in the name of the Participant will be mailed directly to the Participant. In the event of a subscription rights offering or a dividend in the form of a stock other than Common Stock, such rights or other stock will be mailed directly to a Participant in the Plan in the same manner as to holders of Common Stock not participating in the Plan.
8.7 Suspension, Modification, or Termination of the Plan: Notwithstanding anything herein to the contrary, the Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary. The Company reserves the right to suspend, modify or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Participants. Notice of any such suspension, modification, or termination shall be sent to all Participants.
8.8 Governing Law: The terms and conditions of this Plan, the Authorization Form and the Stock Purchase Forms signed by the Participant (which are each deemed a part of this Plan), and the Plan’s operation shall be governed by and construed in accordance with the laws of the state of Michigan and the rules of the Securities and Exchange Commission.
Dated this 24th day of January, 2017.